SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (the "Amendment"), dated as of April 12, 2002 (the "Effective Date"), is among the financial institutions listed on the signature pages hereof, Bank of America, National Association as administrative agent for the Lenders (the "Agent"), Harold's Stores, Inc., an Oklahoma corporation (the "Parent"), and each of Harold's Financial Corporation, an Oklahoma corporation, Harold's Direct, Inc., an Oklahoma corporation, Harold's Stores of Texas, L.P., a Texas limited partnership, Harold's Stores of Georgia, L.P., a Georgia limited partnership, and Harold's of Jackson, Inc., a Mississippi corporation (including the Parent, each a "Borrower" and collectively the "Borrowers").

RECITALS:

A. The Borrowers, the Lenders, and the Agent are parties to the certain Loan and Security Agreement dated as of November 20, 2000 (as the same has been amended by the certain First Amendment to Loan and Security Agreement dated as of February 23, 2001, the certain Waiver Letter dated December 27, 2001, and the certain Consent Letter dated April 1, 2002, and as the same may be further amended, renewed, extended, restated or otherwise modified from time to time, the "Agreement").

B. The Borrowers have requested that the Lenders amend the Agreement in certain respects as more specifically provided hereinbelow.

C. Subject to the satisfaction of the conditions set forth herein, the Lenders party hereto are willing to amend the Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

  DEFINITIONS

    Definitions. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the same meanings as are given to such terms in the Agreement (as amended by this Amendment).

  AMENDMENTS

    Additions to Section 1.1 of the Agreement. Section 1.1 of the Agreement is hereby amended to add the following new terms and definitions, which terms and definitions shall appear in alphabetical order in such Section 1.1 and shall read in their respective entireties as follows:

    "Adjusted Net Earnings from Operations" means, with respect to any Fiscal Period of the Parent, the Consolidated Parties' net income for such Fiscal Period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by any Consolidated Party in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which any Consolidated Party has an ownership interest unless (and only to the extent) such earnings shall actually have been received by such Consolidated Party in the form of cash distributions; (e) earnings of any Person to which assets of any Consolidated Party shall have been sold, transferred, or disposed of, or into which any Consolidated Party shall have been merged, or which has been a party with any Consolidated Party to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of any Consolidated Party or from cancellation or forgiveness of Debt; and (g) gain or loss arising from extraordinary items as determined in accordance with GAAP or from any other non-recurring transaction.

    "Easter Period" means (i) with respect to the calendar year 2003, the period beginning on February 20, 2003 and ending on April 20, 2003 and (ii) with respect to any calendar year thereafter, the period of sixty (60) consecutive days prior to and ending on Easter.

    "Easter" means, with respect to any calendar year, the date in such year that is recognized as Easter according to the "western calendar" generally in use in the United States.

    "Eligible Tax Refund Claims" means the aggregate amount, in Dollars, of Tax Refund Claims which the Agent determines in its discretion to be Eligible Tax Refund Claims. Without limiting the discretion of the Agent to establish other criteria for eligibility, a Tax Refund Claim, in order to be considered for Eligible Tax Refund Claims, shall meet all of the following requirements:

        such Tax Refund Claim is due and owing to the Parent by the United States;

    (b) with respect to the Existing Tax Refund Claim,

    (i) the Parent has timely filed (on or before the applicable filing date, as may have been validly extended) its federal income tax return for the Parent's taxable year ending February 3, 2001, with all required schedules, and such return was prepared by a firm of certified public accountants of national standing, selected by the Parent and acceptable to the Agent in its discretion;

    (ii) the Parent has claimed such refund by signing and filing IRS Form 1120X with respect to such taxable year, and not more than one hundred and twenty (120) days has passed since the date thereof;

    (iii) the Parent has delivered to the Agent a true and complete copy of the forms referenced in clauses (b)(i) and (b)(ii) preceding, together with a Tax Refund Claim Certificate in respect of such refund, and each such item is acceptable to the Agent in its discretion; and

    (iv) no payment, in whole or in part, has been made in respect of such refund;

    (c) with respect to the Future Tax Refund Claim,

    (i) the Parent has timely filed (on or before the applicable filing date, as may have been validly extended) its federal income tax return for the Parent's taxable year ending February 2, 2002, with all required schedules, and such return was prepared by a firm of certified public accountants of national standing, selected by the Parent and acceptable to the Agent in its discretion;

    (ii) the Parent has claimed such refund by signing and filing IRS Form 1139 with respect to such taxable year and not more than one hundred and twenty (120) days has passed since the date of signing thereof;

    (iii) the Parent has delivered to the Agent a true and complete copy of the forms referenced in clauses (c)(i) and (c)(ii) preceding, together with a Tax Refund Claim Certificate in respect of such refund, and each such item is acceptable to the Agent in its discretion; and

    (iv) no payment, in whole or in part, has been made in respect of such refund; and

    (d) the Agent has received such other documentation, certificates or opinions in respect of such refund as may be requested by the Agent.

    "Existing Tax Refund Claim" means a claim by the Parent for a refund by the United States of federal income taxes paid by the Parent, as calculated by the Parent's federal income tax return for the Parent's taxable year ending February 3, 2001 filed by the Parent with the IRS.

    "Future Tax Refund Claim" means a claim by the Parent for a refund by the United States of federal income taxes paid by the Parent, as calculated by the Parent's federal income tax return for the Parent's taxable year ending February 2, 2002 filed by the Parent with the IRS.

    "Net Capital Expenditures" means, for any period, an amount not less than $0 equal to the aggregate amount of Capital Expenditures during such period less the aggregate amount of all cash equity proceeds received during such period.

    "Tax Refund Claim" means the Existing Tax Refund Claim or the Future Tax Refund Claim, as the case may be, and "Tax Refund Claims" means, collectively, the Existing Tax Refund Claim and the Future Tax Refund Claim.

    "Tax Refund Claim Certificate" means a certificate by a Responsible Officer of the Parent, in the form of Exhibit H (or other form acceptable to the Agent), and attaching the items required by clauses (b)(i) and (b)(ii) or clauses (c)(i) and (c)(ii), as the case may be, in each case, of the definition of Eligible Tax Refund Claims.

    Amendments to Section 1.1 of the Agreement. Each of the following definitions set forth in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety, respectively, as follows:

    "Applicable Margin" means, (a) as of April 12, 2002 to and including April 22, 2002, with respect to the LIBOR Rate Loan originated on March 22, 2002 in the amount of $2,000,000, 4.15% and with respect to the LIBOR Rate Loan originated on March 22, 2002 in the amount of $15,000,000, 4.65%, respectively, and (b) as of April 12, 2002, with respect to Base Rate Loans, one percent (1.00%), subject to adjustment from time to time after August 3, 2002 to the applicable percentage corresponding to the Fixed Charge Coverage Ratio, as set forth below, respectively

Fixed Charge Coverage Ratio	Base Rate Loans
Less than 1.00 to 1.00	1.00%
Greater than or equal to 1.00 to 1.00 but less than or equal to 1.25 to 1.00	0.75%
Greater than 1.25 to 1.00 but less than or equal to 1.50 to 1.00	0.50%
Greater than 1.50 to 1.00	0.25%

    For the purpose of determining any such adjustments to the Applicable Margin, the Fixed Charge Coverage Ratio (a) as of the last day of the Fiscal Quarter ending August 3, 2002, shall be determined based upon the Parent's Financial Statements for the preceding two Fiscal Quarters ending as of such date, (b) as of the last day of the Fiscal Quarter ending November 2, 2002, shall be determined based upon the Parent's Financial Statements for the preceding three Fiscal Quarters ending as of such date, and (c) as of the last day of each Fiscal Quarter ending thereafter, shall be determined based upon the Parent's Financial Statements for the preceding four (4) Fiscal Quarters ending as of the end of each such Fiscal Quarter, in each case delivered to the Agent as required by Section 7.2(a) (with respect to the Financial Statements for the last Fiscal Quarter of the Parent of each Fiscal Year) and Section 7.2(b) (with respect to the Financial Statements for each Fiscal Quarter of the Parent which is not a Fiscal Year end), and any such adjustment, if any, shall become effective as of the date, on or after the first day of the calendar month following the calendar month in which such Financial Statements are delivered to the Agent, when any Base Rate Loan is made, continued, or converted, as the case may be.

    "Borrowing Base" means, at any time, an amount equal to the lesser of

    (a) the Maximum Revolver Amount or

    (b)  the sum of

    (i) seventy-five percent (75.0%) of the Net Amount of Eligible Accounts, plus

    (ii) (A) on each day (except any day that occurs during an Easter Period) during the period beginning on December 1 of a calendar year and ending on June 30 of the following year, the lesser of (1) eighty percent (80.0%) of the G.O.B. Value of Eligible Finished Goods Inventory or (2) sixty five percent (65%) of the cost value of Eligible Finished Goods Inventory, and

    (B) on each day of an Easter Period and on each day during the period beginning on July 1 of a calendar year and ending on November 30 of such year, the lesser of (1) eighty-five (85.0%) percent of the G.O.B. Value of Eligible Finished Goods Inventory or (2) seventy percent (70%) of the cost value of Eligible Finished Goods Inventory, plus

    (iii) the lesser of (1) sixty percent (60.0%) of the G.O.B. Value of Eligible Domestic Piece Goods or (2) sixty percent (60%) of the cost value of Eligible Domestic Piece Goods,

    (iv) the lesser of (1) seventy five percent (75%) of Eligible Tax Refund Claims or (2) $3,500,000, minus

    (iv) the sum of

    (A) the Bank Product Reserves, and

    (B) all other reserves which the Agent deems necessary in the exercise of its reasonable credit judgment to maintain with respect to any Borrower, including reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of any Borrower.

    "Fixed Charge Coverage Ratio" means, as applied to any Person for any period, in accordance with GAAP, the ratio of (a) the remainder of (i) EBITDA, minus Net Capital Expenditures, minus the cash amount of Distributions paid (other than Distributions paid to the Parent or another Borrower), plus, to the extent deducted in the determination of EBITDA, Writedowns from Discontinued Operations to (b) principal payments on Funded Debt plus Interest Expense, in each case determined for such period according to the Financial Statements delivered pursuant to Section 7.2(b).

    "Maximum Revolver Amount" means $25,000,000.

    Amendment to Section 3.1. Section 3.1 of the Agreement is hereby amended to add a new clause (c) thereto which shall immediately follow clause (b) of such Section and shall read in its entirety as follows:

    (c) Notwithstanding the foregoing or anything else in this Agreement, on and after (i) April 22, 2002, no portion of the Loans shall bear interest at the LIBOR Rate, (ii) April 12, 2002, all requests by a Borrower for Loans, continuations, or conversions shall be deemed to be a request for or selection of a Base Rate Loan, and (iii) April 12, 2002, any and all Loans funded, continued or converted shall bear interest at the Base Rate plus the Applicable Margin.

    Amendment to Section 3.6 of the Agreement. Section 3.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 3.6 Other Fees.

        If the Fixed Charge Coverage Ratio for the Fiscal Quarter ending on May 4, 2002 is less than 0.70 to 1.0, the Borrowers will pay to the Agent, for the account of the Lenders, a fee of $25,000, such fee to be payable on and as of the day of delivery of the Financial Statements required for such Fiscal Quarter pursuant to Section 7.2(b).

        If the Fixed Charge Coverage Ratio for the Fiscal Quarter ending on August 3, 2002 is less than 0.70 to 1.0, the Borrowers will pay to the Agent, for the account of the Lenders, a fee of $25,000, such fee to be payable on and as of the day of delivery of the Financial Statements required for such Fiscal Quarter pursuant to Section 7.2(b).

    (c) The Borrowers agree to pay all other fees and expenses set forth in the certain letter agreement, dated as of the Closing Date among the Agent and the Borrowers.

    Amendment to Section 4.2. The chart set forth in Section 4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

Period during which early termination occurs	Early Termination Fee
On or prior to the first Anniversary Date occurring after the Closing Date	One percent (1.00%) of the Total Facility
After the first Anniversary Date occurring after the Closing Date but on or prior to the second Anniversary Date occurring after the Closing Date	$50,000

    Amendment to Add clause (e) to Section 6.9. Section 6.9 of the Agreement is hereby amended to add a clause (e) thereto, which is inserted following clause (d) of such Section and shall read as follows:

    (e) Without limiting any other provision of this Section 6.9, all payments or other proceeds of a Tax Refund Claim at any time received by the Parent or any Borrower shall be subject to an express trust in favor of the Agent, for the benefit of Lenders. The Parent, promptly and from time to time, will take all actions as are required to ensure payment of each Tax Refund Claim at the earliest possible time. Immediately upon receipt of any payment of a Tax Refund Claim, or any portion thereof, the Parent shall (i) notify the Agent of such receipt, and the amount thereof, and (ii) unless such payment was made by direct electronic deposit to a deposit account of Parent maintained by the Bank as provided by the next sentence of this Section 6.9(e), deliver such payment to the Agent, in the form received (duly endorsed by the Parent payable to the order of the Agent) for application to the Obligations, to be credited to the Loan Account (conditional upon final collection) after allowing one (1) Business Day for collection, provided, that such payments shall be deemed to be credited to the Loan Account immediately upon receipt for purposes of (x) determining Aggregate Revolver Outstandings, and (y) calculating the amount of interest accrued thereon solely for purposes of determining the amount of interest to be distributed by the Agent to the Lenders (but not the amount of interest payable by the Borrowers). Without limiting the foregoing, to the maximum extent allowed by law, the Parent will take all action to cause all payments in respect of each Tax Refund Claim to be paid to the Parent by direct electronic deposit to a Payment Account maintained by the Agent at the Bank and the Parent hereby irrevocably authorizes the Agent to promptly apply, by setoff or otherwise, all such amounts deposited to such account for application to the Obligations as provided by this Section 6.9(e).

    Amendment to clause (i) of Section 7.2(e). Clause (i) of Section 7.2(e) of the Agreement is hereby amended to add after the references to "Sections 9.23 through 9.25" the words "and Section 9.31".

    Amendment to add Section 8.34. Article 8 of the Agreement is hereby amended to add Section 8.34 thereto, which is inserted following Section 8.33 and shall read as follows:

    Section 8.34 Tax Refund Claims. With respect to each Tax Refund Claim, if any, at any time included in the Borrowing Base Certificate most recently delivered to the Agent (i) such Tax Refund Claim is properly due and owing to the Parent in an amount not less than the amount reflected in such Borrowing Base Certificate, without offset or other reduction, (ii) all action has been timely taken by or on behalf of the Parent in order to claim such Tax Refund Claim and cause it to be paid to the Parent, (iii) the Parent has taken all action to cause all payments in respect of such Tax Refund Claim to be paid to the Parent by direct electronic deposit to a Payment Account maintained by the Agent at the Bank, (iv) no payment has been made in respect of such Tax Refund Claim, (v) the Parent knows of no reason why such Tax Refund Claim will not be paid to the Parent in the ordinary course, without offset or reduction and (vi) no Borrower is past due with respect to any indebtedness or obligations owing to the United States or any agency or division thereof.

    Amendment to Section 9.24 of the Agreement.  Section 9.24 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 9.24 Adjusted Tangible Net Worth. The Borrowers shall not permit the Adjusted Tangible Net Worth, determined for the Consolidated Parties, as of the end of any Fiscal Quarter, to be less than the following amounts specified for the applicable dates as follows:

Fiscal Quarter Ending	Minimum Adjusted Tangible Net Worth
May 4, 2002	$15,000,000
August 3, 2002	$15,000,000
November 2, 2002	$16,000,000
February 1, 2003 and thereafter	$17,000,000

    Amendment to Section 9.25 of the Agreement. Section 9.25 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 9.25 Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio, determined for the Parent and its Subsidiaries on a consolidated basis, as of the last day of any Fiscal Quarter, to be less than the amounts specified for the applicable dates as follows:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
May 4, 2002	0.60 to 1.00
August 3, 2002	0.60 to 1.00
November 2, 2002	0.75 to 1.00
February 1, 2003 and thereafter	1.00 to 1.00

    For the purpose of determining the Fixed Charge Coverage Ratio in this Section 9.25, the Fixed Charge Coverage Ratio (a) as of the last day of the Fiscal Quarter ending May 4, 2002, shall be determined for the Parent and its Subsidiaries for the Fiscal Quarter ending as of such date, (b) as of the last day of the Fiscal Quarter ending August 3, 2002, shall be determined for the Parent and its Subsidiaries for the preceding two (2) Fiscal Quarters ending as of such date, (c) as of the last day of the Fiscal Quarter ending November 2, 2002, shall be determined for the Parent and its Subsidiaries for the preceding three (3) Fiscal Quarters ending as of such date, and (d) as of the last day of the Fiscal Quarter ending February 1, 2003 and thereafter, shall be determined for the Parent and its Subsidiaries for the preceding four (4) Fiscal Quarters ending as of such date.

    Amendment to Section 9.26. Section 9.26 of the Agreement is hereby amended and restated in its entirety to read as follows:

    Section 9.26 Operating Lease Obligations. No Consolidated Party shall enter into any lease of real or personal property as lessee or sublessee (other than a Capital Lease), provided, however, that any Borrower may (a) enter into any such lease of Equipment in the ordinary course of business, (b) enter into any short term lease of real property with a maximum term not exceeding thirty (30) days, in the ordinary course of business, to conduct warehouse sales, or (c) , from the Closing Date to the Termination Date, enter into a maximum of two leases of real property, provided that (i) the purpose of entering into such leases is to open a new retail location consistent with the line of business in which such Borrower is engaged on the Closing Date and (ii) prior to entering into any such lease such Borrower shall have received additional cash equity contributions (other than from the sale and issuance of Preferred Stock in February of 2001 pursuant to the Stock Purchase Agreement) in an amount equal to the aggregate amount of all costs incurred in connection with opening such new retail locations, including, without limitation, the costs to build, improve, and stock such new retail locations. Notwithstanding anything contained in this Section 9.26 to the contrary, a Consolidated Party may enter into a modification or extension of any lease of real or personal property as lessee or sublessee (other than a Capital Lease) entered into pursuant to clause (c) preceding or that exists on the Closing Date, so long as the terms of any such modification or extension are no less favorable to such Consolidated Party then as are provided by the terms of such lease as of the Closing Date. The term "Rentals" means all payments due from the lessee or sublessee under a lease, including, without limitation, basic rent, percentage rent, property taxes, utility or maintenance costs, and insurance premiums.

    Amendment to Article 9. Article 9 of the Agreement is hereby amended to add Section 9.31 thereto, which is inserted following Section 9.30 and shall read as follows:

    Section 9.31 Adjusted Net Earnings from Operations. Adjusted Net Earnings from Operations for the Fiscal Year ending February 2, 2002 shall not be less than a negative $18,500,000.

    Amendment to Subclause (c)(i) of Section 11.1. Subclause (c)(i) of Section 11.1 of the Agreement is amended to add after the reference to Section 9.30 the words "or Section 9.31".

    Amendment to Exhibit G to the Agreement. Exhibit G of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit A hereto.

    Amendment to add Exhibit H to the Agreement. The Agreement is amended to add Exhibit H thereto which shall read as set forth on Exhibit B hereto.

  Waiver

    Waiver. The Borrowers have advised the Agent and the Lenders that (a) the Borrowers permitted the Adjusted Tangible Net Worth for the Fiscal Quarter ending February 2, 2002, to be less than the minimum amount specified for such date by Section 9.24 of the Agreement and (b) the Borrowers permitted the Fixed Charge Coverage Ratio for the Fiscal Quarter ending February 2, 2002, to be less than the minimum amount specified for such date by Section 9.25 of the Agreement (such instances of non-compliance hereinafter being collectively called the "Specified Defaults"). At the Borrowers' request, subject to Section 13.1 of the Agreement and to the satisfaction of the conditions precedent set forth in Article 4 hereof, the Agent and the Majority Lenders hereby waive the Specified Defaults; provided, that such waiver is expressly limited as provided herein, and provided further, that in order to induce the Lenders to agree to the foregoing waiver, each Borrower agrees that the waiver granted under this Section 3.1 shall not constitute or be deemed a waiver of any other Default or Event of Default, now existing or hereafter arising, or a waiver of any rights or remedies arising as a result of such other Event of Default. Without limiting the foregoing, any failure to comply with the requirements of Sections 9.24 and 9.25 as of or for any date other than the date specified in clauses (a) and (b) preceding shall constitute an Event of Default.

  MISCELLANEOUS

    Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

      The Agent shall have received all of the following, each dated the Effective Date (unless otherwise indicated), in form and substance satisfactory to the Agent:

        Amendment Documents. This Amendment and any other instrument, document, or certificate reasonably required by the Agent to be executed or delivered by the Borrowers in connection with this Amendment, in each case duly executed (collectively, the "Amendment Documents");

        Receipt of Amendment Fee. The amendment fee in accordance with Section 4.6 hereto; and

        Additional Information. Such additional documents, instruments, and information as the Agent may reasonably request to effect the transactions contemplated hereby.

      The representations and warranties contained herein, in the Agreement, and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof (except those, if any, which by their terms specifically relate only to a different date).

      All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all other agreements, documents, and instruments executed and/or delivered pursuant hereto, and all legal matters incident thereto, shall be reasonably satisfactory to the Agent.

      No Default or Event of Default shall have occurred and be continuing.

    Representations and Warranties. The Borrowers hereby represent and warrant to the Agent that, as of the Effective Date and after giving effect to this Amendment, (a) the execution, delivery, and performance of this Amendment and any and all other Amendment Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of each Borrower and will not violate any Borrower's certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, or other organizational and governing document, (b) all representations and warranties set forth in the Agreement and in any other Loan Document are true and correct in all material respects as if made again on and as of such date (except those, if any, which by their terms specifically relate only to a different date), and (c) no Default or Event of Default has occurred and is continuing. Each Tax Refund Claim Certificate is a Loan Document.

    Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Agent or any Lender, or any closing, shall affect the representations and warranties or the right of the Agent and the Lenders to rely upon them.

    Reference to Agreement. Each of the Loan Documents, including the Agreement, the Amendment Documents, and any and all other agreements, documents, or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement, whether direct or indirect, shall mean a reference to the Agreement as amended hereby.

    Ratifications. Each of the parties hereto agrees that the Loan Documents, as amended hereby, shall continue to be legal, valid, binding, and enforceable in accordance with their respective terms. Without limiting the generality of the foregoing, each Borrower hereby acknowledges and confirms, that upon the effectiveness of this Amendment, and as a result thereof, the liens, security interests, and assignments created and evidenced by the Loan Documents are valid and existing liens, security interests, and assignments of the respective priority recited in the Loan Documents. Without limiting the foregoing, the Borrowers acknowledge and agree that the Tax Refund Claims constitute General Intangibles and are included in the Collateral covered by the Agent's Liens.

    Amendment Fee. In consideration of this Amendment, the Borrowers jointly and severally agree to pay to the Agent, for the account of the Lenders, an amendment fee equal to (a) , on the date hereof, $50,000 and (b) , on the earlier of June 30, 2002 or upon receipt by the Parent or any other Consolidated Party of any payment or other proceeds of a Tax Refund Claim, $75,000.

    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

    General. This Amendment, when signed by the Lenders and each Borrower, as provided hereinbelow (a) shall be deemed effective prospectively as of the Effective Date, (b) contains the entire agreement among the parties and may not be amended or modified except in writing signed by all parties, (c) shall be governed and construed according to the laws of the State of Texas, (d) may be executed in any number of counterparts, each of which shall be valid as an original and all of which shall be one and the same agreement, and (e) shall constitute a Loan Document. A telecopy or other electronic transmission of any executed counterpart shall be deemed valid as an original.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

BORROWERS:

HAROLD'S STORES, INC.

By:

Jodi L. Taylor

Chief Financial Officer

HAROLD'S FINANCIAL CORPORATION

By:

Jodi L. Taylor

Secretary/Treasurer

HAROLD'S DIRECT, INC.

By:

Jodi L. Taylor

Secretary/Treasurer

HAROLD'S STORES OF TEXAS, L.P.

By: HSTX, Inc., General Partner

By:

Kenneth C. Row

Secretary

HAROLD'S STORES OF GEORGIA, L.P.

By: HSGA, Inc., General Partner

By:

Jodi L. Taylor

Secretary

HAROLD'S OF JACKSON, INC.

By:

Jodi L. Taylor

Secretary/Treasurer

AGENT:

BANK OF AMERICA, NATIONAL ASSOCIATION, as the Agent

By:

Kevin R. Kelly

Senior Vice President

LENDER:

BANK OF AMERICA, NATIONAL

ASSOCIATION

By:

Kevin R. Kelly

Senior Vice President

ACKNOWLEDGMENT, CONSENT, AND REAFFIRMATION

Each of the undersigned hereby acknowledges and consents to the execution and terms and conditions of the foregoing Amendment and reaffirms its obligations under that certain Security Agreement dated as of November 20, 2000 (the "Security Agreement") and that certain Subsidiary Guaranty Agreement dated as of November 20, 2000 (the "Guaranty Agreement"), made by each of the undersigned in favor of the Agent, for the benefit of the Agent and the Lenders, and acknowledges and agrees that the Security Agreement and the Guaranty Agreement remain in full force and effect and the Security Agreement and the Guaranty Agreement are hereby ratified and confirmed in all respects.

Dated as of April 12, 2002.

HAROLD'S DBO, INC.

By:

Kenneth C. Row, Secretary

HSGA, INC.

By:

Jodi L. Taylor, Secretary

HSTX, INC.

By:

Kenneth C. Row, Secretary

HAROLD'S LIMITED PARTNERS, INC.

By:

Jodi L. Taylor, Secretary

THE CORNER PROPERTIES, INC.

By:

Jodi L. Taylor, Secretary/Treasurer

HAROLD'S OF WHITE FLINT, INC.

By:

Jodi L. Taylor, Secretary

EXHIBIT A

To

Second Amendment to Loan and Security Agreement

Compliance Certificate

The undersigned, duly appointed and acting chief financial officer of Harold's Stores, Inc. ("Parent"), being duly authorized, hereby delivers this Compliance Certificate to Agent and the Lenders, pursuant to Section 7.2(e) of that certain Loan and Security Agreement dated effective as of November 20, 2000, among Parent, each of the other Borrowers and the Lenders party thereto, and Bank of America, National Association, in its capacity as Agent ("Agent"), as such agreement has been and may further be amended, restated, or otherwise modified from time to time, reference to which hereby is made (the "Loan and Security Agreement"). Terms defined in the Loan and Security Agreement, wherever used herein, shall have the same meanings as are prescribed by the Loan and Security Agreement.

1. Parent hereby delivers to Agent and the Lenders [check as applicable]:

[_] the consolidated audited Fiscal Year end Financial Statements and accountant's report required by Section 7.2(a), dated as of _________, ____; or

[_] the unaudited Fiscal Period end Financial Statements required by Section 7.2(b), dated as of _____________, ____.

Such Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP (as applicable) applied consistently throughout the periods reflected therein.

2. The undersigned represents and warrants to Agent and the Lenders that, except as may have been previously or concurrently disclosed to Agent and the Lenders in writing by Parent, the representations and warranties contained in Article 8 of the Loan and Security Agreement and the other Loan Documents are correct and complete in all material respects on and as of the date of this Certificate as if made on and as of the date hereof (except to the extent that such representations and warranties are expressly by their terms made only as of the Closing Date or another specified date).

3. The undersigned represents and warrants to Agent and the Lenders that as of the date of this Certificate, the Borrowers are in compliance in all material respects with all of their respective covenants and agreements in the Loan and Security Agreement and the other Loan Documents.

4. The undersigned hereby states that, to the best of his or her knowledge and based upon an examination sufficient to enable an informed statement [check as applicable]:

    No Default or Event of Default exists as of the date hereof or existed during the period covered by the Financial Statements referenced in paragraph 1 of this Compliance Certificate.

 One or more Defaults or Events of Default have occurred or exist as of the date hereof or existed during the period covered by the Financial Statements referenced in paragraph 1 of this Compliance Certificate. Included within Exhibit A attached hereto is a written description specifying each such Default or Event of Default, its nature, when it occurred, whether it is continuing as of the date hereof and the steps being taken by Parent with respect thereto. Except as so specified, no Default or Event of Default exists as of the date hereof.

5. Exhibit B attached hereto sets forth the calculations necessary to establish the status of the Borrowers' compliance with the covenants contained in Section 9.23 ("Capital Expenditures"), Section 9.24 ("Adjusted Tangible Net Worth"), Section 9.25 ("Fixed Charge Coverage Ratio"), and Section 9.31 ("Adjusted Net Earnings from Operations") of the Loan and Security Agreement as of the effective date of the Financial Statements referenced in paragraph 1 above.

6. Exhibit C attached hereto sets forth a description and analysis in reasonable detail of all material trends, changes, and developments in each and all Financial Statements and an explanation of the variances of the figures in the corresponding budgets and Financial Statements for the preceding Fiscal Year, as required by subsections 7.2(e)(ii)(D) and (E).

7. For Financial Statements for Fiscal Quarters ending February 2, 2002 and thereafter only: Exhibit D attached hereto sets forth the determination of the Leverage Ratio as of the effective date of the Financial Statements referenced in paragraph 1 of this Compliance Certificate.

Date of execution of Compliance Certificate: __________, ____.

HAROLD'S STORES, INC.

By: ________________________________

Name: _____________________________

Chief Financial Officer

EXHIBIT A

to

COMPLIANCE CERTIFICATE

dated

______________, ____

The following is attached to and made a part of the above referenced Compliance Certificate.

[specify Defaults or Events of Defaults]

EXHIBIT B

to

COMPLIANCE CERTIFICATE

dated

______________, ____

The following is attached to and made a part of the above referenced Compliance Certificate.

Section 9.23 Capital Expenditures. No Borrower shall make or incur any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Borrowers on a consolidated basis would exceed $2,500,000 during any Fiscal Year.

For the Fiscal Year, __________, _____ through and including __________, ______:

		Compliance
Actual Capital Expenditures	$_____________
Permitted Capital Expenditures	$2,500,000	Yes _____ No ______

Section 9.24 Adjusted Tangible Net Worth. The Borrowers shall not permit the Adjusted Tangible Net Worth, determined for the Consolidated Parties, as of the end of any Fiscal Quarter, to be less than the following amounts specified for the applicable dates as follows:

				Compliance
(a)	Adjusted Tangible Net Worth
	(i)	Net Worth, minus	$____________
	(ii)	Intangible Assets, plus	$____________
	(iii)	Permitted Subordinated Debt, plus	$____________
	(iv)	Writedowns from Discontinued Operations not exceeding $1,500,000	$_____________

(b)	Permitted Adjusted Tangible Net Worth
	(ii)	Fiscal Quarter ending May 4, 2002	$15,000,000	Yes ____ No ____
	(iii)	Fiscal Quarter ending August 3, 2002	$15,000,000	Yes ____ No ____
	(iv)	Fiscal Quarter ending November 2, 2002	$16,000,000	Yes ____ No ____
	(v)	February 1, 2003 and thereafter	$17,000,000	Yes ____ No ____

Section 9.25 Fixed Charge Coverage Ratio. As of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending May 4, 2002 and continuing thereafter, the Borrowers shall not permit the Fixed Charge Coverage Ratio, determined for the Parent and its Subsidiaries for the preceding four (4) Fiscal Quarters ending as of such date, to be less than the amounts specified for the applicable dates as follows:

Compliance
(a)	(i)	EBITDA, minus	$____________
	(ii)	Net Capital Expenditures, minus	$____________
	(iii)	cash amount of Distributions paid, plus	$____________
	(iv)	Writedowns from Discontinued Operations (if deducted from EBITDA)	$____________
	(v)	Total of (a)(i) - (a)(ii) - (a)(iii) + (a)(iv)	$____________

(b)	(i)	principal payments on Funded Debt, plus	$____________
	(ii)	Interest Expense	$____________
	(iii)	Total of (b)(i) + (b)(ii)	$____________

(c)	Actual Fixed Charge Coverage Ratio [(a)(v) to (b)(iii)]		_____ to 1.00

(d)	Permitted Fixed Charge Coverage Ratio			Yes ____ No ____
	(ii)	Fiscal Quarter ending May 4, 2002	0.60 to 1.00	Yes ____ No ____
	(iii)	Fiscal Quarter ending August 3, 2002	0.60 to 1.00	Yes ____ No ____
	(iv)	Fiscal Quarter ending November 2, 2002	0.75 to 1.00	Yes ____ No ____
	(v)	February 1, 2003 and thereafter	1.00 to 1.00	Yes ____ No ____

For the purpose of determining the Fixed Charge Coverage Ratio in this Section 9.25, the Fixed Charge Coverage Ratio (a) as of the last day of the Fiscal Quarter ending May 4, 2002, shall be determined for the Parent and its Subsidiaries for the Fiscal Quarter ending as of such date, (b) as of the last day of the Fiscal Quarter ending August 3, 2002, shall be determined for the Parent and its Subsidiaries for the preceding two (2) Fiscal Quarters ending as of such date, (c) as of the last day of the Fiscal Quarter ending November 2, 2002, shall be determined for the Parent and its Subsidiaries for the preceding three (3) Fiscal Quarters ending as of such date, and (d) as of the last day of the Fiscal Quarter ending February 1, 2003 and thereafter, shall be determined for the Parent and its Subsidiaries for the preceding four (4) Fiscal Quarters ending as of such date.

Section 9.31 Adjusted Net Earnings from Operations. As of the last day of the Fiscal Year ended February 2, 2002, the Borrowers shall not permit the Adjusted Net Earnings from Operations to be less than a negative $18,500,000.
Compliance
Total Adjusted Net Earnings From Operations		$____________
(a)	the Consolidated Parties' net income, minus	$____________
(b)	gain or loss arising from the sale of any capital assets, minus	$____________
(c)	gain arising from any write-up in the book value of any asset, minus	$____________
(d)	earnings of any Person which have been acquired to the extent realized by such other Person prior to the date of acquisition, minus	$____________
(e)	earnings of any Person in which any Consolidated Party has an ownership interest unless such earnings shall actually have been received in the form of cash distributions, minus	$____________
(f)	earnings of any Person to which assets have been sold, transferred, or disposed of, or into which any Consolidated Party shall have been merged, or consolidated or otherwise reorganized, minus	$____________
(g)	gain arising from the acquisition of debt or equity securities Party or from cancellation or forgiveness of Debt, minus	$____________
(h)	gain or loss arising from extraordinary items or other non-recurring transaction	$____________	Yes ____ No ____

EXHIBIT C

to

COMPLIANCE CERTIFICATE

dated

______________, ____

The following is attached to and made a part of the above referenced Compliance Certificate.

[insert material trends, changes, and developments and an explanation of variances]

EXHIBIT D

to

COMPLIANCE CERTIFICATE

dated

______________, ____

The following is attached to and made a part of the above referenced Compliance Certificate.

The Fixed Charge Coverage Ratio determined based on the Parent's Financial Statements for its Fiscal Quarter ending __________, ____, is as calculated as follows:

  As of the last day of the Fiscal Quarter ending August 3, 2002, shall be determined based upon the Parent's Financial Statements for the preceding two Fiscal Quarters ending as of such date

  As of the last day of the Fiscal Quarter ending November 2, 2002, shall be determined based upon the Parent's Financial Statements for the preceding three Fiscal Quarters ending as of such date

  As of the last day of each Fiscal Quarter ending thereafter, shall be determined based upon the Parent's Financial Statements for the preceding four (4) Fiscal Quarters ending as of end of each such Fiscal Quarter

Fixed Charge Coverage Ratio: ___ to 1.00

EXHIBIT B

To

Second Amendment to Loan and Security Agreement

Tax Refund Certificate

This Tax Refund Certificate is executed and delivered by Harold's Stores, Inc. ("Parent") to Bank of America, National Association, as Agent (the "Agent"), on [___________] (the "Effective Date") as follows:

RECITALS

A. The Parent and the Agent are parties to the certain Loan and Security Agreement dated November 20, 2000 among the Parent, certain of its Subsidiaries, the Agent and the financial institutions from time to time party thereto as "Lenders," as amended by the First Amendment to Loan and Security Agreement dated February 23, 2001 and the Second Amendment to Loan and Security Agreement dated as of April 12, 2002 (as so amended and as may hereafter be amended, modified or restated, the "Agreement"). Terms defined by the Agreement, where used herein, are used with the same meanings as are prescribed by the Agreement.

B. The Parent wishes to submit a Tax Refund Claim for consideration by the Agent for inclusion in Eligible Tax Refund Claims, and hereby delivers this Tax Refund Certificate to the Agent pursuant to the Agreement.

NOW THEREFORE, subject to the terms of the Agreement, the Parent hereby certifies to the Agent, for the benefit of the Lenders, as follows:

1. The Parent has timely filed (on or before the applicable filing date, as may have been validly extended) its federal income tax return (the "Return") for the Parent's taxable year [____], with all required schedules. Such return was prepared by the following firm of certified public accountants of national standing: [__________________________]. The Parent is due a refund (the "Refund") of federal income taxes, as reflected on the Return, in an amount not less than $[__________]. A true and complete copy of the Return is attached as Exhibit A.

2. The Parent has claimed the Refund by signing and filing IRS Form [___] (the "Refund Claim"). A true and complete copy of the Refund Claim is attached as Exhibit B.

3. No payment, in whole or in part, has been made in respect of the Refund.

4. The Refund is properly due and owing to the Parent in an amount not less than the amount specified in Section 1 preceding, without offset or other reduction. All action has been timely taken by or on behalf of the Parent in order to claim the Refund and cause it to be paid to the Parent. The Parent has taken all action to cause all payments in respect of such Tax Refund Claim to be paid to the Parent by direct electronic deposit to a Payment Account maintained by the Agent at the Bank. No payment has been made in respect of the Refund. The Parent knows of no reason why the Refund will not be paid to the Parent in the ordinary course, without offset or reduction. No Borrower is past due with respect to any indebtedness or obligations owing to the United States or any agency or division thereof.

5. This Tax Refund Certificate is a Loan Document.

Signed effective as of the Effective Date.

HAROLD'S STORES, INC.

By:

Name:

Title: